EXHIBIT 3.9

                        THE COMMONWEALTH OF MASSACHUSETTS
                             William Francis Galvin
                          Secretary of the Commonwealth
              ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108-1512

                            CERTIFICATE OF CORRECTION
                    (General Laws, Chapter 156B, Section 6A)




1.   Exact name of corporation: Luxtec Corporation

2.   Document to be corrected: Articles of Amendment

3. The above mentioned document was filed with the Secretary of the Commonwealth on September 19, 1996.

4.   Please state the inaccuracy or defect in said document:

5. Justin P. Morreale, one of the officers of Luxtec Corporation who signed the Articles of Amendment on behalf of Luxtec, was referred to as the Clerk of the corporation.

6.   Please state corrected version of the document:

     Justin  P.  Morreale  is  actually  the  Assistant   Clerk  of  Luxtec
     Corporation.




Note: This correction should be signed by the person(s) required by law to sign the original document.
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SIGNED UNDER THE PENALTIES OF PERJURY, this 4th day of October, 1996,


                                                      *Vice President
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                                                      *Clerk
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*Delete the inapplicable words.

Note: If the accuracy of defect to be corrected is not apparent on the face of the document, minutes of the meeting substantiating the error must be filed with the certificate. Additional information may be provided on separate 8 1/2 x 11" sheets of white paper with a left margin of at least 1 inch.